AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED JULY 26, 2019

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about changes to the investment sub-adviser for the EQ/Oppenheimer Global Portfolio and an actively managed portion of the EQ/Global Equity Managed Volatility Portfolio (each, a “Portfolio” and together, the “Portfolios”), each a series of EQ Advisors Trust (“Trust”).

The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual or Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to amend the investment sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of an amendment to add the Portfolios to the Invesco Sub-Advisory Agreement (defined below).

Effective on or about May 24, 2019, OppenheimerFunds, Inc. (“OppenheimerFunds”), including its subsidiaries, was acquired by Invesco Ltd. pursuant to an agreement reached with OppenheimerFunds’ indirect parent company, Massachusetts Mutual Life Insurance Company. Section 15(a)(4) of the Investment Company Act of 1940, as amended (“1940 Act”), provides that any investment advisory agreement, including any investment sub-advisory agreement, must terminate automatically upon its “assignment.” As used in the 1940 Act, the term “assignment” includes any transfer of a controlling block of outstanding voting securities of an adviser or the parent company of an adviser. Such a transaction is often referred to as a change of control. The acquisition resulted in a change of control of OppenheimerFunds, which in turn resulted in the automatic termination of the Investment Sub-Advisory Agreement between FMG LLC and OppenheimerFunds with respect to the Portfolios dated March 25, 2019 (“OppenheimerFunds Sub-Advisory Agreement”) 1. Invesco Ltd. is the indirect parent company of Invesco Advisers, Inc. (“Invesco” or “New Sub-Adviser”). Invesco currently serves as investment sub-adviser for other portfolios of the Trust pursuant to an existing Investment Sub-Advisory Agreement between FMG LLC and Invesco with respect to those portfolios dated March 25, 2019 (“Invesco Sub-Advisory Agreement”).

[1]	The OppenheimerFunds Sub-Advisory Agreement also provides that any assignment (as defined in the 1940 Act) of the agreement shall result in its automatic termination.

In anticipation of the change of control of OppenheimerFunds, at a regular meeting of the Board held on April 10-11, 2019, the Board, including the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust, the Adviser, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to approve the Invesco Sub-Advisory Agreement with respect to each of the Portfolios, in connection with which Invesco would replace OppenheimerFunds as the Sub-Adviser for the Portfolio. In this regard, the Board noted that, upon the change of control of OppenheimerFunds, the Portfolios would be added, by amendment, to the Invesco Sub-Advisory Agreement.

With regard to the EQ/Global Equity Managed Volatility Portfolio, Morgan Stanley Investment Management, Inc. currently serves as the Sub-Adviser to another portion of the Portfolio that is actively managed, and BlackRock Investment Management, LLC currently serves as the Sub-Adviser to the portion of the Portfolio that seeks to track the performance of an index.

Factors Considered by the Board

The Board noted that it had most recently considered and approved the existing investment sub-advisory agreement between the Adviser and Invesco with respect to the other portfolios of the Trust at meetings held on: July 10-12, 2018 (“July Meeting”), in connection with both the annual renewal of the investment sub-advisory agreement with respect to existing portfolios of the Trust and the initial approval of Invesco as investment sub-adviser for a newly-created portfolio of the Trust; August 22, 2018, in connection with the Board’s approval of new investment advisory agreements and investment sub-advisory agreements for the Trust’s portfolios due to the expected termination of the then-existing agreements as a result of a change of control of the Adviser;2 and December 5-6, 2018, in connection with the initial approval of Invesco as investment sub-adviser for another newly-created portfolio of the Trust. The Board also noted that it had most recently considered and approved the existing investment sub-advisory agreement between the Adviser and OppenheimerFunds with respect to the Portfolios at the July Meeting, in connection with the annual renewal of the investment sub-advisory agreement with respect to the Portfolios, and at the meeting held on August 22, 2018.

In reaching its decision to approve the Invesco Sub-Advisory Agreement with respect to each Portfolio, the Board considered the overall fairness of the Invesco Sub-Advisory Agreement and whether the Invesco Sub-Advisory Agreement was in the best interests of the Portfolio and its investors. The Board considered all factors it deemed relevant, including: (1) the nature, quality and extent of the overall services to be provided by Invesco; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall out” benefits that may accrue to Invesco and its affiliates (i.e., indirect benefits that they would not receive but for the existence of the Portfolio). In considering the Invesco Sub-Advisory Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Adviser and Invesco, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The Board also took into account information, including information relating to Invesco and OppenheimerFunds, provided to the Trustees at prior Board meetings, including the July Meeting. The Board also took into account OppenheimerFunds’ and Invesco’s presentations to sub-groups of the Board’s Investment Committee during that committee’s March 12-13, 2019 meeting. The information provided to the Trustees described, among other things, (i) the services currently being provided by OppenheimerFunds, as well as OppenheimerFunds’ investment personnel, sub-advisory fee, performance information, and other matters, and (ii) the services to be provided by Invesco, as well as Invesco’s investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board also requested and evaluated information relating to the potential impact of the change of control on the Portfolios and their investment processes, and on the operations,

[2]	The change of control of the Adviser is described briefly under “Additional Information Regarding the Agreements,” below.

personnel, organizational structure, and financial and other resources of Invesco. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the Invesco Sub-Advisory Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the Invesco Sub-Advisory Agreement and the information provided. The Independent Trustees were assisted by independent counsel prior to and during the meeting and during their deliberations regarding the Invesco Sub-Advisory Agreement and also received from counsel materials addressing, among other things, the legal standards applicable to their consideration of the Invesco Sub-Advisory Agreement. Although the Board approved the Invesco Sub-Advisory Agreement for both of the Portfolios at the same Board meeting, the Board considered each Portfolio separately. In approving the Invesco Sub-Advisory Agreement with respect to each Portfolio, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of the information provided, determined that the proposed sub-advisory fee was fair and reasonable and that the approval of the Invesco Sub-Advisory Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the Invesco Sub-Advisory Agreement.

Prior to its approval of the Invesco Sub-Advisory Agreement with respect to each Portfolio, the Board reviewed, among other matters, the nature, quality and extent of the services currently being provided by OppenheimerFunds under the OppenheimerFunds Sub-Advisory Agreement and to be provided by Invesco under the Invesco Sub-Advisory Agreement. In connection with its approval of the Invesco Sub-Advisory Agreement with respect to each Portfolio, the Board considered its conclusions in connection with its approvals at the July Meeting, including its general satisfaction with the nature and quality of the services being provided to the Portfolios and the other portfolios of the Trust by OppenheimerFunds and Invesco, as appropriate. The Board also considered that, since the July Meeting, in connection with the Board’s initial approval of Invesco as investment sub-adviser for two other, newly-created portfolios of the Trust, as well as in connection with the Board’s consideration of the Invesco Sub-Advisory Agreement, the Board had requested and Invesco had provided certain updates to, and information in addition to, the information it had provided in connection with the July Meeting.

In connection with its approval of the Invesco Sub-Advisory Agreement with respect to each Portfolio, the Board also considered Invesco’s representations that the resources available for servicing the Portfolios would not diminish after the change of control; the change of control is not expected to impact the day-to-day portfolio management of the Portfolios; the same portfolio manager who is primarily responsible for the securities selection, research and trading for each Portfolio (or the allocated portion thereof) prior to the change of control would continue to manage each Portfolio (or the allocated portion thereof) after the change of control; Invesco’s principal business activities would not be affected by the change of control; and Invesco’s management structure is not expected to change after the change of control. In this regard, the Board also noted that the terms of the Invesco Sub-Advisory Agreement are substantially similar to the terms of the OppenheimerFunds Sub-Advisory Agreement, except as to the named sub-adviser.

The Board also factored into its review its familiarity with Invesco’s compliance program, policies and procedures, noting that it had considered the Trust’s Chief Compliance Officer’s evaluation of Invesco’s compliance program, policies and procedures, and the Chief Compliance Officer’s certification that they were consistent with applicable legal standards, in connection with its approval of the investment sub-advisory agreement with Invesco with respect to other portfolios of the Trust. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving Invesco and reviewed information regarding Invesco’s financial condition and history of operations and potential conflicts of interest in managing the Portfolios.

For purposes of evaluating the nature, quality and extent of the overall services to be provided to each Portfolio, the Board also took into account its prior review, at the July Meeting, of peer group and benchmark investment performance comparison data relating to each Portfolio, as well as discussions with the Adviser, OppenheimerFunds, and Invesco about investment performance that occurred at Board meetings throughout the year. In this regard, the Board also considered Invesco’s representations that the same portfolio manager would continue to be primarily responsible for the securities selection, research and trading for each Portfolio (or the allocated portion thereof) after the change of control, and the investment processes of the Portfolios were not expected to change as a result of the change of control. Notwithstanding the foregoing, the Board recognized that personnel changes may occur in the future in the ordinary course.

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by Invesco were appropriate for each Portfolio in light of its investment objective and, thus, supported a decision to approve the Invesco Sub-Advisory Agreement.

The Board also considered the proposed sub-advisory fee for Invesco with respect to each Portfolio (or allocated portion thereof) in light of the nature, quality and extent of the overall services to be provided by Invesco. The Board considered the Adviser’s representation that each Portfolio’s fees and expenses were not expected to change as a result of the approval of the Invesco Sub-Advisory Agreement. The Board also considered that, for each Portfolio, the sub-advisory fee that Invesco would receive under the Invesco Sub-Advisory Agreement would be based on the same fee rate schedule in effect under the OppenheimerFunds Sub-Advisory Agreement. In this regard, the Board noted that, at its July Meeting, it concluded, in light of all the factors it considered, that the fee rate schedule set forth in the existing investment sub-advisory agreement between the Adviser and OppenheimerFunds with respect to the Portfolios was fair and reasonable. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to Invesco with respect to each Portfolio and the advisory fee to be retained by the Adviser in light of, among other factors, the services provided to the Portfolio by the Adviser and Invesco. The Board also noted that the advisory fee paid by each Portfolio to the Adviser would not change as a result of the approval of the Invesco Sub-Advisory Agreement.

The Board further noted that the Adviser, and not the Portfolios, would pay Invesco and that the proposed sub-advisory fee was negotiated between Invesco and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with Invesco is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee for Invesco is fair and reasonable.

The Board also considered the estimated impact of the proposed sub-advisory fee on the profitability of the Adviser. In this regard, the Board took into account its prior review at the July Meeting and noted, again, that the Portfolios’ fees and expenses were not expected to change as a result of the approval of the Invesco Sub-Advisory Agreement. The Adviser advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the Invesco Sub-Advisory Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and Invesco based on the particular circumstances in each case for each of them.

The Board also considered whether economies of scale would be realized as the Portfolios grow larger and the extent to which this is reflected in the proposed sub-advisory fee rate schedule with respect to the Portfolios. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the sub-advisory fee rate schedule for the Portfolios includes breakpoints that reduce the sub-advisory fee rate as aggregate Portfolio assets under Invesco’s management increase above certain levels. In this regard, the Board acknowledged that, at some levels, the breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board also noted that the aggregation of assets may result in the Portfolios reaching a breakpoint sooner than if the sub-advisory fee rate schedule did not aggregate assets, which also has the potential to benefit the Adviser. The Board also took into account its prior review at the July Meeting, including its review of the sub-advisory fee rate and breakpoint schedule, and noted

that the schedule will not change under the Invesco Sub-Advisory Agreement. The Board considered these factors, and the relationship they bear to the fee structures charged to the Portfolios by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolios.

The Board also considered its prior review, at the July Meeting, of possible fall-out benefits and other types of benefits that may accrue to Invesco, including the following. The Board considered that Invesco, through its position as investment sub-adviser to a Portfolio, may engage in “soft dollar” transactions. The Board also noted that Invesco serves as sub-adviser for other portfolios of the Trust and receives sub-advisory fees with respect to those portfolios. In addition, the Board noted that Invesco may benefit from greater exposure in the marketplace with respect to its investment process and from expanding its level of assets under management, and Invesco may derive benefits from its association with the Adviser and other sub-advisers (if any) to a Portfolio. The Board also noted that, as the applicable principal business activities of Invesco with respect to the Portfolios would not be affected by the change of control, such fall-out benefits were expected to remain after the change of control. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to Invesco are fair and reasonable.

Invesco became the New Sub-Adviser to the Portfolios effective on or about May 24, 2019.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the Invesco Sub-Advisory Agreement are substantially similar to the terms of the OppenheimerFunds Sub-Advisory Agreement, except as to the named Sub-Adviser. Pursuant to the Invesco Sub-Advisory Agreement, Invesco is appointed by FMG LLC to act as investment sub-adviser for each Portfolio and to manage the investment and reinvestment of each portion of a Portfolio that has been allocated to Invesco from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The Invesco Sub-Advisory Agreement will remain in effect for an initial two-year term with respect to each Portfolio and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Invesco Sub-Advisory Agreement can be terminated with respect to a Portfolio at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of that Portfolio, on sixty days’ written notice to FMG LLC and Invesco, or by FMG LLC or Invesco on sixty days’ written notice to the Trust and the other party. The Invesco Sub-Advisory Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not a Portfolio) is responsible for the payment of the sub-advisory fee to Invesco. The appointment of Invesco as a New Sub-Adviser to the Portfolios did not result in a change to the investment advisory fees paid by the Portfolios to FMG LLC.

The Invesco Sub-Advisory Agreement generally provides that Invesco will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Portfolios, the Trust or the Adviser as a result of any error of judgment, mistake of law, or other action or omission by Invesco, except that nothing in the Invesco Sub-Advisory Agreement limits the liability of Invesco for any losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Invesco in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolios, the Trust or the Adviser, or the omission to state therein a material fact known to Invesco which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by Invesco to the Adviser or the Trust.

Information Regarding Invesco Advisers, Inc.

The following provides additional information about the New Sub-Adviser.

Invesco is an indirect wholly-owned subsidiary of Invesco Ltd., a publicly traded company that, through its subsidiaries, engages in the business of investment management on an international basis. As of May 31, 2019, Invesco and its affiliates had approximately $1.2 trillion in assets under management.

Effective on or about May 24, 2019, John Delano, formerly with OppenheimerFunds, transitioned to Invesco and remains primarily responsible for the investment decisions for the EQ/Oppenheimer Global Portfolio and an actively managed portion of the EQ/Global Equity Managed Volatility Portfolio.

Invesco’s office is located at 1555 Peachtree Street, N.E., Atlanta, GA 30309. Invesco’s principal executive officers and directors include:

Name	Title
Gregory McGreevey	Director, President and Chief Executive Officer
Kevin Carome	Director
Loren Starr	Director
Colin Meadows	Director
Andrew Schlossberg	Director, Senior Vice President
Robert Leveille	Chief Compliance Officer
Annette Lege	Chief Accounting Officer, CFO and Treasurer

The principal address of each of these individuals is 1555 Peachtree Street, N.E., Atlanta, GA 30309.

For its services to each Portfolio, Invesco receives a sub-advisory fee based on the aggregated assets of the portions of the Portfolios allocated to Invesco (“Aggregated Allocated Portions”) as follows: 0.45% of the Aggregated Allocated Portions’ average daily net assets up to and including $50 million; and 0.40% of the Aggregated Allocated Portions’ average daily net assets in excess of $50 million.

Information with respect to (sub-)advisory fees charged by the New Sub-Adviser to comparable funds subject to the 1940 Act that it (sub-)advises is provided in Appendix A to this Information Statement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers that are affiliates of such brokers, or with unaffiliated brokers that trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2018, the EQ/Oppenheimer Global Portfolio paid brokerage commissions to Sanford C. Bernstein & Co., LLC, an affiliate of FMG LLC, in the amount of $1,472, which represented 2.71% of the total brokerage commissions paid by the Portfolio. For the fiscal year ended December 31, 2018, the EQ/Global Equity Managed Volatility Portfolio paid brokerage commissions to: Sanford C. Bernstein & Co., LLC in the amount of $2,095, which represented 0.54% of the total brokerage commissions paid by the Portfolio; and Morgan Stanley & Co., Inc., an affiliate of Morgan Stanley Investment Management, Inc., which is a Sub-Adviser to another actively managed portion of the Portfolio, in the amount of $134, which represented 0.03% of the total brokerage commissions paid by the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of May 31, 2019. FMG LLC is organized as a Delaware limited liability company and is a wholly-owned subsidiary of AXA Equitable. AXA Equitable is an indirect wholly-owned subsidiary of AXA Equitable Holdings, Inc. (“AEH”), which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of May 31, 2019, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the EQ/Global Equity Managed Volatility Portfolio as of May 31, 2019:

Shareholder	Class of Shares	Number of Shares Owned	Percentage of Class Owned
EQ/Moderate Allocation Portfolio*	Class K	10,521,733.81	27.41%
EQ/Moderate-Plus Allocation Portfolio*	Class K	16,829,252.73	43.84%
EQ/Aggressive Allocation Portfolio*	Class K	8,046,090.44	20.96%

* Each portfolio operates under a “fund of funds” structure under which the portfolio invests substantially all of its assets in securities of other investment companies managed by FMG LLC.

As of May 31, 2019, there were no shareholders who were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the EQ/Oppenheimer Global Portfolio.

Outstanding Shares

The outstanding shares of each class of each Portfolio as of May 31, 2019, are set forth below:

	Class IA	Class IB	Class K
EQ/Oppenheimer Global Portfolio	3,567,340.62	11,906,784.69	N/A
EQ/Global Equity Managed Volatility Portfolio	2,287,718.47	79,119,317.66	38,390,997.24

Additional Information Regarding the Agreements

As stated above, at the July Meeting, the Board considered and unanimously approved the annual continuance of (i) the investment sub-advisory agreement between FMG LLC and OppenheimerFunds with respect to the Portfolios, and (ii) the investment sub-advisory agreement between FMG LLC and Invesco with respect to other portfolios of the Trust.

As described in the Portfolios’ Prospectus and Statement of Additional Information dated May 1, 2019, in 2018 AXA S.A. (“AXA”), a French insurance holding company, announced its intention to sell over time all of its interest in AEH, the indirect parent company of FMG LLC, through a series of sales of AEH’s common stock (“Sell-Down Plan”). On May 14, 2018, AXA sold approximately 24.5% of the outstanding shares of AEH via an initial public offering on the New York Stock Exchange. It was anticipated that one or more of the transactions contemplated as part of the Sell-Down Plan would result in a change of control of FMG LLC and the automatic termination of (i) the investment sub-advisory agreement between FMG LLC and OppenheimerFunds with respect to the Portfolios, and (ii) the investment sub-advisory agreement between FMG LLC and Invesco with respect to the other portfolios of the Trust. To ensure that OppenheimerFunds could continue to provide investment sub-advisory services to the Portfolios without interruption, and that Invesco could continue to provide investment sub-advisory services to the other portfolios of the Trust without interruption, at a meeting held on August 22, 2018, the Board considered and unanimously approved (i) a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and OppenheimerFunds with respect to the Portfolios, and (ii) a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and Invesco with respect to other portfolios of the Trust, all in connection with the Sell-Down Plan. The investment sub-advisory agreements became effective on November 1, 2018.

On November 20, 2018 and March 20, 2019, as part of the Sell-Down Plan, AXA announced the completion of secondary offerings of common stock of AEH and the sale by AXA to AEH of common stock of AEH. As a result of the secondary offerings and the share buybacks, AXA is no longer a majority shareholder of AEH. Upon the closing of the secondary offering and share buyback announced on March 20, 2019, which closed March 25, 2019, (i) a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and OppenheimerFunds with respect to the Portfolios (i.e., the OppenheimerFunds Sub-Advisory Agreement), and (ii) a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and Invesco with respect to the other portfolios of the Trust (i.e., the Invesco Sub-Advisory Agreement) became effective. The OppenheimerFunds Sub-Advisory Agreement terminated in connection with the change of control of OppenheimerFunds described in this Information Statement.

Appendix A

The chart below provides information regarding the (sub-)advisory fee(s) charged by the New Sub-Adviser to comparable funds subject to the 1940 Act that it (sub-)advises.

Name of Fund	Net Assets (as of May 31, 2019) (in millions)	Sub-Advisory Fee Rate (as a % of average daily net assets)
Comparable Sub-Advised Fund 1	$153.8	0.50% on first $250M 0.45% on next $250M 0.40% on assets thereafter
Comparable Sub-Advised Fund 2	$295.6	0.40% on first $100M 0.35% on next $250M 0.30% on assets thereafter
Comparable Sub-Advised Fund 3	$1,250.6	0.30% on first $350M 0.26% on next $450M 0.23% on assets thereafter
Comparable Sub-Advised Fund 4	$2,396.8	0.30% if assets are less than $1B 0.23% if assets are over $1B

Name of Fund	Net Assets (as of May 31, 2019) (in millions)	Advisory Fee Rate (as a % of average daily net assets)
Invesco Oppenheimer Global Fund	$10,387.8

0.80% on first $250M

0.77% on next $250M

0.75% on next $500M

0.69% on next $1B

0.67% on next $1.5B

0.65% on next $2.5B

0.63% on next $2.5B

0.60% on next $2.5B

0.58% on next $4B

0.56% on next $8B

0.54% on assets thereafter

Invesco Oppenheimer Global Fund/VA	$2,317.7	0.75% on first $200M 0.72% on next $200M 0.69% on next $200M 0.66% on next $200M 0.60% on next $4.2B 0.58% on assets thereafter